Exhibit 4.17

Equity Transfer Agreement

This Equity Transfer Agreement (“Agreement”) is made by the following parties on [ ], 2021:

Party A: ADRIE GLOBAL HOLDINGS LIMITED (“ADRIE”), a limited company established and existing under the laws of the British Virgin Islands, the registration number is 1850262, the registration address is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands

Party B: YUANJIA ASSET MANAGEMENT CO., LTD. (“YUANJIA”), a limited company established and existing under the laws of the British Virgin Islands, the registration number is 2006322, the registration address is Craigmuir Chambers, Road Town, Tortola, VG1110, British Virgin Islands

Party C: China Roan Industrial-Financial Holdings Group Co. Limited (formerly known as : China Fenghui Industrial-Financial Holding Group Co. Limited, China Feng hui Financial Holding Group Co. Limited) (“RAHK” or “the Company”), a limited liability company established and existing under the laws of the Hong Kong Special Administrative Region of China, the registration number is 64412110-000-02-20-3, the registration address is UNIT A 8/F, WINBASE, 208 QUEEN’S ROAD CENTRAL, HK

Whereas,

(1)	Party A is the existing shareholder of Party C, holding 100% of the equity of Party C. At present, the equity structure registered by Party C in the Companies Registry is shown in Annex 1- A of this Agreement.

(2)	To further promote the above transfer and specify their rights and obligations. the Parties agree as followings:

1.	The Equity Transfer

1.1.	Party A agrees to transfer 100% of Party C’s equity (corresponding to Party C’s registered capital of HKD1.00, “Target Equity”) to Party B at the price of HKD2,200 (“Transfer Price”), Party B agrees with the Transfer Price and condition.

1.2.	All parties agree that they shall cooperate in the registration of equity transfer within 30 days after the signing of the Agreement, and register the Target Equity in the name of Party B. After the registration of equity transfer is completed, the equity structure of Party C is shown in Annex I-B. Party B shall become the shareholder of Party C from the date of the completion of the registration procedures of the equity transfer, and shall enjoy the rights and undertake the obligations as a shareholder.

1.3.	Both parties agree that Party C shall deliver all Party C’s seals and files to Party B within 30 days after signing of this Agreement.

1.4.	The creditor’s rights and debts of the company before and after the equity transfer shall be borne by the Company. If the shareholder is liable for any compensation or joint liability according to law, the new shareholder shall bear the corresponding liability.

2.	Representations and Warranties

2.1.	For purpose hereof, each Party hereto represents and warrants to other Party on the date of signing this agreement as followings:

2.1.1.	It is an entity duly established and validly existing according to the law of its jurisdiction of incorporation, and has the capacity and power to execute and perform this Agreement, and bring lawsuit or be sued;

2.1.2.	If it is an entity, it has obtained due authorization or approval from its internal decision-making body according to its articles or association or other organizational document to execute and perform this Agreement;

2.1.3.	It or its authorized representative has full right and authority to execute and perform this Agreement and to comply with all obligations hereunder;

2.1.4.	The execution and performance of this Agreement will neither breach any judgment, award, contract, agreement or other documents to which the Company is bound, nor violate any laws, regulations or government orders.

3.	Dispute Resolution

3.1.	This Agreement is governed by the law of the Hong Kong Special Administrative Region of the People’s Republic of China.

3.2.	The Parties shall negotiate amicably to resolve any dispute arising out of or relating to this Agreement. If negotiation fails, the dispute shall be submitted to Hong Kong International Arbitration Centre for arbitration according to the current arbitration rules of that centre. The arbitration venue is Hong Kong. The arbitration award is final and has binding force upon the Parties.

4.	Confidentiality

4.1.	Any provisions with respect to the Equity Transfer (including this Agreement and other related documents) or any information of Parties obtained by the other Parties in relation to the Equity Transfer shall be confidential information, and shall not be disclosed to any third person.

4.2.	The provisions of Article 4.1 shall not apply to any of the following information :

4.2.1.	The information is publicly available or becomes publicly available through no action or fault of the recipient party,

4.2.2.	the information is disclosed by either Party to its employee related to the Transfer;

4.2.3.	the information is disclosed by either Party to its bank, financial consultant, legal counsel or other intermediaries for purpose of this Agreement; or

4.2.4.	the information is disclosed as required by laws, regulations, government agencies or stock exchanges.

4.3.	The provisions of Article 4 shall survive rescission or termination of this Agreement.

5.	Breach of Contract and Remedies

5.1.	If any Party (“Breaching Party”) breaches this Agreement, it shall compensate all losses of the other Party (“Non-breaching Party”) actually suffered or foreseen (by the Non-breaching Party) at the time when the agreement was made. Where any Party breaches any provision hereof, in addition to any rights to which the Non-breaching Party is entitled hereunder, the Non-breaching Party further has the right to request the Breaching Party to specifically perform this Agreement or to compensate for the loss it suffered. The Breaching Party shall indemnify the Non-breaching Party and its successors and representatives (“Indemnified Party”) and hold the Indemnified Party harmless from any losses, debts, liabilities, deduction in value, costs (including investigation and defence costs, as well as reasonable costs of attorney and accountant), or other forms of damages, whether involving any third party claims or not, arising from (a) the Breaching Party’s breach of any representation or warranty hereof or its representation or warranty hereof is not true, or (b) the Breaching Party’s breach of or failure to fully perform any covenant, Agreement, warranty or obligation hereunder, except for those waived by the other Party in writing.

5.2.	All rights and remedies specified hereunder are cumulative and are in addition to all other rights and remedies provided by law.

5.3.	Where any Party or its representative becomes aware that any representation or warranty from the other Party is untrue, inaccurate or incomplete through investigation or other means, its waiver of such untrue, inaccurate or incomplete representation or warranty, or its waiver of part conditions precedent, shall not cause the Non-breaching Party to lose any right against the Breaching Party. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

6.	Miscellaneous

6.1.	Taxes. The Parties shall assume various taxes involved in the Equity Transfer according to law. The Party shall pay their respective costs and expenses of legal, tax and other consultants in relation to negotiation and preparation of the transaction documents contemplated in this Agreement.

6.2.	Effectiveness. This Agreement shall become effective and bind the Parties when it is signed by the Parties or their respective authorized representatives.

6.3.	Modification; Termination. Unless this Agreement states otherwise, no modification or termination of this Agreement shall become effective until it is signed by the Parties in writing and in advance.

6.4.	Waiver. No failure or delay to exercise or partial exercise of any right hereunder shall operate as waiver of such right or other right hereunder. No waiver or exemption by any one Party of any breach of the other Party shall be interpreted to be waiver or exemption of any subsequent breach.

6.5.	Invalidity. Any part, provision or related documents of this Agreement which is held to be void, illegal or unenforceable according to applicable law, (1) shall be ineffective to the extent of such invalid or unenforceability without invalidating the remaining provisions hereof; (2)suitable and equitable provision(s) shall be substituted therefor in order to carry out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid or unenforceable provision(s).

6.6.	Entire Agreement. This Agreement and its annexes constitutes the entire Agreement between the Parties with respect to the Transfer. If there is any conflict or discrepancy between this Agreement and its annexes, and any communications, representations, covenants, minutes, memorandums, contracts, Agreements or other documents signed by the Parties before execution of this Agreement with respect to the subject matter hereof, this Agreement and its annexes shall prevail. This Agreement and its annexes constitutes an integral whole and have the same legal effect.

6.7.	Supplemental Agreement. The Parties shall enter into supplemental agreements to specify any matters not covered by this Agreement. If there is any conflict or discrepancy between this Agreement and any supplemental agreement, the supplemental agreement shall prevail.

6.8.	Force Majeure. Where this Agreement is unable to perform or to perform timely due to any objective circumstances that are unpredictable, unavoidable and insurmountable (“Force Majeure Events”), the affected Party shall notify the other Party immediately by express delivery or fax, and shall provide valid proof of the Force Majeure Event and the grounds that this Agreement is unable to perform in whole or in part or needs to be delayed in performance within fifteen (15) days after occurrence of the event. The Parties may negotiate and decide whether to terminate this Agreement, or waive part obligation of performance, or delay the performance of this Agreement, based on the effect of the Force Majeure Event upon performance of this Agreement.

6.9.	Counterparts. This Agreement is made in three (3) counterparts, with each Party holding one. All counterparts have the same legal force.

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Annex 1 A: The equity structure of China Roan Industrial-Financial Holdings Group Co. Limited

Number	Name of shareholder	Subscribed registered capital (HKD)	Shareholding ratio
1.	ADRIE GLOBAL HOLDINGS LIMITED	1	100%
Total		1	100%

Annex 1 B: The equity structure of China Roan Industrial-Financial Holdings Group Co. Limited after this equity transfer

Number	Name of shareholder	Subscribed registered capital (HKD)	Shareholding ratio
1.	YUANJIA ASSET MANAGEMENT CO., LTD.	1	100%
Total		1	100%

(Signature page of the Equity Transfer Agreement)

Party A: ADRIE GLOBAL HOLDINGS LIMITED (seal) Director (signature)

Signature Page of the Equity Transfer Agreement

(Signature page of the Equity Transfer Agreement)

Party B: YUANJIA ASSET MANAGEMENT CO., LTD (seal) Director (signature):

Signature Page of the Equity Transfer Agreement

(Signature page of the Equity Transfer Agreement)

Party C: China Roan Industrial-Financial Holdings Group Co. Limited (seal) Director (signature):

Signature Page of the Equity Transfer Agreement

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